EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this foregoing shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dates as of: July 25, 2013.

CAISSE DES DÉPÔTS ET CONSIGNATIONS

By:	/s/ Alain Minczeles
	Name:	Alain Minczeles
	Title:	Head of Finance Division

BPIFRANCE PARTICIPATIONS (f/k/a FONDS STRATÉGIQUE D’INVESTISSEMENT)

By:	/s/ Nicolas Dufourcq
	Name:	Nicolas Dufourcq
	Title:	Chairman of the Board and Chief Executive Officer

BPI-GROUPE (BPIFRANCE)

By:	/s/ Nicolas Dufourcq
	Name:	Nicolas Dufourcq
	Title:	Chief Executive Officer

EPIC BPI-GROUPE

By:	/s/ Bruno Durieux
	Name:	Bruno Durieux
	Title:	Chairman of the Board and Chief Executive Officer